United States securities and exchange commission logo





                 March 29, 2021

       Kristina Lund
       President and Chief Executive Officer
       IPALCO ENTERPRISES, INC.
       One Monument Circle
       Indianapolis , IN 46204

                                                        Re: IPALCO ENTERPRISES,
INC.
                                                            Registration
Statement on Form S-4
                                                            Filed March 22,
2021
                                                            File No. 333-254579

       Dear Ms. Lund:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Richard D. Truesdell,
Jr., Esq.